EXHIBIT 99.2

American Eagle Outfitters, Inc.
Third Quarter 2008
Conference Call Transcript dated November 25, 2008

Operator

Greetings. Welcome to the American Eagle Outfitters third quarter earnings conference call. At this time, all participants are in a listen only mode. A question-and-answer session will follow the formal presentation. (OPERATOR INSTRUCTIONS) As reminder, this conference is being recorded.

Is it now my pleasure to introduce your host, Judy Meehan, Vice President of Investor Relations. Thank you. Ms. Meehan, you may begin.

Judy Meehan - American Eagle Outfitters Inc - VP of IR

Good morning, everyone. Joining me today are Jim O'Donnell, Chief Executive Officer; and Joan Hilson, Executive Vice President, Chief Financial Officer. If you need a copy of our third quarter press release it is available on our website, ae.com.

Before we begin, I need to remind everyone that during this conference call members of management may make certain forward-looking statements based upon information which represent the Company's current expectations or beliefs. The results actually realized may be materially different from those expectations or beliefs based on risk factors included in our quarterly and annual reports filed with the SEC. And now I will turn the call over to Jim.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Thanks, Judy. Good morning, everyone. As you are well aware we continue to face a number of challenges which impacted third quarter results. We experienced lower store traffic and weak consumer demand primarily in womens. As a result, earnings per share excluding the impairment charge decreased 33% driven by a 7% comp store sales decline. Certainly times are uncertain. However, I'm confident in the strength of our organization and believe that we are well positioned to weather the storm. Now here's why.

This is a seasoned management team, one that has experienced difficult times before. We not only survived, but we emerged a stronger company. Our company is highly profitable and we have consistently generated strong cash flow. Although the third quarter earnings declined, we achieved a 12.6% operating margin and so far this year we generated $320 million in EBITDA. Our balance sheet is strong. Currently we have $616 million in cash and cash equivalents [and investments] with $333 million of cash and liquid treasury funds. Looking forward, we expect the near term environment to remain challenging and we are planning accordingly. To that end, we are reducing costs and tightly managing inventory investments. Also we significantly lowered our 2009 capital spending plans driven by our decision to open fewer new stores next year. We now expect to add a total of 29 stores versus our original plan of 90. Capital expenditures are expected to be in the range of $110 million to $135 million. That compares to $250 million to $270 million this year. Longer term, we see continued new store opportunities for all of our brands. However, given the current state of the economy, I believe conserving capital and lowering our cost structure takes precedence.

American Eagle is an established and leading brand of 15 to 25-year-olds with a long heritage of quality merchandise offered at great value. Right now consumers are seeking lower prices and trusted value more than ever before. Within the AE brand we are responding with affordable pricing and promotional events, while maintaining our strong tradition of great quality. We are highly committed to protecting our market share and doing so profitably. We can achieve this through appropriate inventory investments, building value into our initial pricing plans, and lowering end-of-season markdowns. For example, in the spring season we have planned and purchased a higher portion of our assortment to be value priced and on promotion compared to last year.

Like many others, we have experienced soft demand in womens. Strengthening this important business is our number one priority and opportunity. Over the past several months we've improved our process to be more effective. We are making critical decisions more quickly and importantly we appointed a new head of AE womens design. And going into 2009, I believe we are in a stronger position with increased customer connectivity and a more streamlined organization.

Although the womens business remains weak, we see improvements in certain areas. We are making progress with an increased selection of unique fashion items at great prices. For example, accessories, jewelry and new fashion tops are showing modest improvement. Our teams are enthusiastic about the spring line, where we have a higher mix of value price, and new fashion items along with our AE core essentials. Needless to say, however, we are maintaining a conservative inventory position until business turns around.

aerie, aerie continues to emerge as a promising new business. We now have a solid base of 114 stores with excellent upside potential. The merchandise margins in this business are very good. Essentially they're equal to the AE brand. We reduced our operating expense base and store build out cost. We have seen excellent brand acceptance and loyalty. An example, our A-list loyalty program has gained momentum with growing members and high redemption rates. Over the next few years the opportunity is to increase store productivity. We recently hired additional merchandising talent into our aerie team to drive ongoing category development and growth.

MARTIN + OSA. MARTIN + OSA is showing solid progress. We are pleased by the customer response to the latest assortments. Especially in light of the current retail climate. Consistent with our lower 2009 capital spending plan, we are not opening any new stores next year in MARTIN + OSA. We will continue to strengthen our operating model with the 28 existing stores and look for ongoing progress in merchandising and building consumer awareness.

Last month we launched 77 kids on-line to an extremely positive customer response which well exceeded our plans. We will continue to learn about this new business and we hope to open retail stores sometime over the next few years.

But before I conclude, one final comment about the strength of our operational organization, very simply I feel it's the best in class. Over the past several years we made significant investments in our data center, systems and distribution facilities. We are realizing the benefits of those investments in cost leverage and the effectiveness of our overall supply chain. In fact, despite the increase in fuel costs our transportation and processing costs per unit declined from the third quarter of last year. We have been industry leaders in the use of technology and we will continue to implement new systems that deliver a meaningful return on investment with real productivity improvements.

In early November, our team completed the U.S. rollout of our new point of sales system. I'm very pleased that the implementation was on schedule and seamless, and positioned us well for the holiday season. I believe we have the most comprehensive system in our space providing real-time multichannel visibility to customers, transactions and inventory. We've just begun to utilize the systems capabilities and have further projects planned to enhance the shopping experience, regardless of where and how the customers choose to shop our brands. Now I will turn the call over to Joan.

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO

Thanks, Jim. Good morning, everyone. Our third quarter earnings were the result of a decline in top line sales and increased promotional activity compared to last year. Third quarter comparable store sales declined 7%, compared to a 2% increase for the same period last year. Total sales increased 1%. A challenging retail climate contributed to lower traffic and transactions per store. The average dollar sale was essentially flat. More promotional activity resulted in a lower average unit retail price and drove an increase in units per transaction.

Turning to gross margin, our rate of 41% was 640 basis points below last year. Here is how this breaks down:  470 basis points from merchandise margin and 170 basis points from buying, occupancy and warehousing costs. Within the merchandise margin, markdowns were higher and we experienced an increase in the cost of merchandise. Looking forward, we expect IMU pressure to continue in the fourth quarter due to higher product costs.

Rent was the primary factor within buying, occupancy and warehousing costs. New store openings and negative comparable store sales were the cause of the higher rate. SG&A expense increased 4% to $181.7 million or 24.1% as the rate to sales. That compared to 23.4% in the third quarter last year. The higher rate was due primarily to the negative comp in the third quarter. Nearly all operating expenses were flat to last year as the rate of sales, with the exception of professional services. Store payroll was well managed with a slight deleverage on a negative 7% comp. As a result of our expense reductions, SG&A per foot declined by 9% over last year. This is our best rate since 2005.

Cost savings initiatives remain a primary focus. We expect SG&A dollar growth in the fourth quarter to be approximately 2%. Other income was affected by an impairment charge of $19.9 million related to the valuation of auction rate securities. The effective tax rate for the quarter was 46.4%, compared to 37% last year. The higher tax rate was due to the effect of the ARS impairment charge.

Now turning to the balance sheet. Average third quarter weekly inventory per square foot was consistent with our expectations of down low double digit. Clearance inventory at quarter end was also down in the low double digits. Looking forward, our fourth quarter average weekly inventory is planned down in the low double digits at cost per foot with a more current conservative plan in womens. Capital expenditures in the quarter totaled $69.2 million. This was related to store growth and renovations, headquarters and distribution centers. Our 2008 CapEx guidance continues to be in the range of $250 million to $275 million.

As Jim mentioned, we significantly lowered our 2009 capital spending plans to a range of $110 million to $135 million. Our plans include 12 new and 25 to 35 remodeled AE stores and 17 new aerie stores. Our plans also include the completion of our headquarters, information technology and distribution center projects.

Now regarding our fourth quarter outlook. November sales continue to be challenging. Through the first two weeks of the month comparable store sales were down 17%. With one-third of the month still ahead and the importance of the Thanksgiving weekend to gauge holiday selling, we will provide fourth quarter earnings guidance next week, along with our November sales announcement. Now I will turn the call back to Jim.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

In closing, let me simply say this, we are a strong organization with a trusted and enduring brand. We will manage through these uncertain times and I'm confident that we will emerge a stronger organization ready to continue our growth plans. Now we'll take questions.

Operator

(OPERATOR INSTRUCTIONS) Our first question is coming from Lorraine Maikis with Merrill Lynch.

Rick Patel - Merrill Lynch - Analyst

Hi, it's Rick Patel in for Lorraine. A question on your inventory. Could you give us some color on just how much of the inventory came from which brand and just some granularity on men's versus womens product.

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO

With respect to the inventory, as I said, it came in as expected on average down low double digit at the end of the month.  The way the inventory positioned in terms of percentage decline it was essentially consistent across men and womens categories. When you look at our overall inventories what contributes to the difference between the average and the end of the month of course is in transit as well as our AE direct business which is not included in the cost per foot calculation. Or the average weekly calculations.

Rick Patel - Merrill Lynch - Analyst

And then in light of just the trends that you are seeing in November, have you been able to pull back on your inventory numbers for the spring?

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO

We are managing inventory. So the answer is yes. And we were managing inventory consistently for spring '09 as we have for the third and fourth quarter of this year. But what I would ask you to keep in mind is the comment that Jim made in his prepared remarks and that is that our promotions and our inventory plans include a value offering that is planned for as opposed to what's occurring in the third and fourth quarter of this year which is somewhat reactive to the traffic that we are seeing in the malls.

Rick Patel - Merrill Lynch - Analyst

Great. Thank you.

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO

You're welcome.

Operator

Your next question is coming from Kimberly Greenberger with Citigroup. Please state your question.

Kimberly Greenberger - Citigroup - Analyst

Thank you. I was hoping that you might be able to expand on your comments on the SG&A cost cutting initiative that you are undertaking as you are looking out to 2009. Is it possible you could give us maybe some major categories you are looking at for cost cuts and any sort of quantification to help us understand what the magnitude of the opportunity is? Thanks.

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO

Sure, Kimberly, it's Joan. I will take that. As we said, we are looking at all areas of our organization for efficiency, but with that in mind, specifically our first half of 2009 we will be able to continue to see benefit from the cost cutting initiatives of '08 because those largely began at the end of the second quarter. We also are looking at our marketing expenses and look to position marketing at roughly 2% of sales as opposed to roughly 2.5% of sales for 2008. That is an area that we can focus on. We are also -- we can continue to drive the payroll at the store level because of efficiencies in terms of store operations we are able to bring down some of our payroll costs at the store level as well as our payroll matrix we can continue to evaluate based on the traffic and sales that we are seeing in the store. So it's a strong flex model for us. Some of the other areas that we can go after and are doing so are in our non merchandise procurement so we can continue to drive efficiencies and packaging as we leverage the needs across all of our concepts. And really drive a shared service approach there. And again, just the operation of these stores we were able to get efficiencies in the facilities management of our stores. And one of the significant initiatives that has been driven as well is capital expenditures. And we are pulling overall capital costs down but also just the cost to build a store we are able to drive some efficiencies there as well.

Kimberly Greenberger - Citigroup - Analyst

Very helpful. Thanks, Joan. And one quick follow-up for you. On the product cost increases, is this fuel surcharges that are still lagging through your merchandise margin? Or are you seeing -- are you continuing to see product cost inflation around the world? Thanks.

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO

The product cost, the higher costs really are in a couple of specific categories, Kimberly. And as we move into spring '09, we -- as we develop the inventory plans and of costs without the product we are seeing less pressure in fact. And it's really about the categories that we have positioned in the fourth quarter. It's a bit about mix.

Kimberly Greenberger - Citigroup - Analyst

Okay. Thanks. Good luck for holiday.

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO

Thank you.

Operator

Our next question is coming from Jeff Black with Barclays Capital. Please state your question.

Jeff Black - Barclays Capital - Analyst

Jim, could you flush out your thoughts on pricing heading into next year? And specifically what kind of decreases are we talking about in terms of AUR? And what kind of value proposition are you shooting for vis-à-vis Hollister versus Aero? And finally, if Joan could also comment on just the margin impact of all this? Is this a sub 10 margin going forward? Do you think it's 12, 15 ever possible? Any thoughts around that. Thanks.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Okay, Jeff. First of all, the way we plan pricing for spring of '09 is that we are going to continue -- we've always been a value house. And I don't want to be redundant. But somehow I think we got placed in a category that I don't know it ever was really the DNA of American Eagle. We have always been a value provider and our values have really been more at our base price or our regular price business. But in these types of times where people are looking, consumers are looking for more values that are readily recognizable.

What we have done is, as I stated earlier, we have actually have identified categories of merchandise that are desirable. This is not commodity product. This will be desirable trend right product that we purchased early in the purchasing cycle and we were able to leverage our cost accordingly so that we know what we are going to plan into. We know what the selling price is going to be on the promotion. And hopefully we will be able to mitigate some of the erosion in the merchandise margin and hopefully that will flow to the bottom line. We think that this approach is going to be a difference maker for the American Eagle brand. I'm not and I never have been, one to address competition by name. They are up there and run their own business their own way. I feel strongly that what we are doing at American Eagle and the way the consumer response and we've had a number of different high powered promotions that we put into effect from back to school up until the current time. So we really know what works and what doesn't work. And what we need to do now is to continue to do what works. But also be more cognizant and plan into so that we mitigate some of the margin erosions in '09 so we can take the operating margins and get them back to a position that we deem to be appropriate for American Eagle. I don't know if you want to put any color around that, Joan, as to where we feel we can get to in '09.

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO

As Jim said, the first thing we are looking to do is stabilize our profit margins, Jeff, and certainly our longer term goals is to return to a mid to high teen operating margin and that remains our goal. But as we navigate our way through 2009 with the strong assortment strategy that Jim and the value strategy that Jim has articulated, we will continue to drive conservative inventory levels, our expense controls and really manage our capital plans so that we can navigate our way back to those higher teen margins in the longer term.

Jeff Black - Barclays Capital - Analyst

Fair enough. Good luck, guys. Thanks.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Thanks.

Operator

Our next question is coming from Paul Lejuez with Credit Suisse Group.

Paul Lejuez - Credit Suisse - Analyst

Guys, just a quick follow-up on Kimberly's question, with the slower growth for next year, can SG&A dollars actually be down year-over-year versus '08? And then second, Jim, just wondering on the area openings, you already committed to those 17 stores. Just wondering if the pullback was just basically across the board on everything that you haven't yet committed to? Thanks.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

I will take that first, Paul. On the aerie, the 17 that we commented on are signed deals. They were deals that were already in the pipeline as well as the 10 -- or 12 for American Eagle. The remodels are all tied into lease renewals. We aren't remodeling any stores other than the ones that we need to remodel based on our renegotiated lease terms with the developers. So we are committed to those. And actually, the stores that have been approved and that we were moving forward with for the new, for American Eagle as well as aerie, the thresholds for profitability are very attainable and the economics on it are very favorable, even in a challenging economy. We feel pretty good about that.

I just don't feel that this is a time to be, let's call it cavalier and out there opening up 30 or so of American Eagle and 50 of aerie and maybe a couple of MARTIN + OSAs and so forth, I don't think it's appropriate and I don't think it's a good use of cash at this particular time. We will still be out there with some new properties and we are going to continue to be very optimistic, cautiously optimistic about 2010 as it relates to store growth. We will be looking at those deals sometime in the early part of next year. Time will tell. We have to continue to monitor the current economic climate and we are going to proceed accordingly and will are going to be very judicious, the same we are with expense control as well as our inventories.

Paul Lejuez - Credit Suisse - Analyst

Jim, have you rethought about--

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO

On SG&A, we would expect modest growth, Paul, in SG&A for 2009, but as we are looking on a cost per foot basis, our goal is to hold that flat.

Paul Lejuez - Credit Suisse - Analyst

Jim, just one follow-up, would you reconsider the right -- what the right size of the fleet for the American Eagle brand given what we are seeing in this environment, does it change the way that you think about that?

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Sure. I right now, Paul, I think the American Eagle brand is almost at its max. We are probably -- even with conservative maybe anywhere between let's call it 10 or so for 2010 and maybe 2011, I think it will about cap us out. Including Canada, we are over 1000 stores right now. My goal if we can include Canada we will probably be closer to 1200, 1150 to 1200, no more than that. In the United States we are pretty much there. There are a few new projects coming online that look interesting. I have to tell you that there isn't anything really compelling out there that says -- I looked at -- we had 35 deals that we looked at over and above the 12 that I approved. There was nothing there that led me to say we really needed to have those in the fleet.

Paul Lejuez - Credit Suisse - Analyst

Thank you. Good luck.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Thanks.

Operator

Our next question is coming from Brian Tunick with JPMorgan. Please state your question.

Brian Tunick - JPMorgan - Analyst

Hi, thanks. Jim for you first, just maybe talk about your thoughts on the buyback program. What's the catalyst that you reduced CapEx even further. Is it all auction rate securities? Are you waiting to see something necessarily turn in the economy? And then maybe, Joan, just talk about the MARTIN + OSA and aerie impact on earnings for the third quarter, accretion, dilution, and do we think that MARTIN + OSA can break even in the fourth quarter?

Jim O'Donnell - American Eagle Outfitters Inc - CEO

For my segment, yes and yes. The buyback right now is basically we continue to watch what's going on. I think it's rather obvious you are all very close to what's happening in the marketplace. But this uncertainty in the auction rate securities environment has led us to be very conservative as we look at share repurchase. We think right now we need to be conservative with our cash. If things change and some of these auction rate securities loosened up if you will and became fluid, we would continue to look at share repurchase as we have in the past. And hopefully we will continue to do so in the future.

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO

With respect to aerie and MARTIN + OSA, let me take MARTIN + OSA first. As we said earlier, we are pleased with the sales performance that we've seen in MARTIN + OSA and it's been a positive response to merchandising. Certainly lower mall traffic to date in the fall has had an impact on M+O as well. I would expect the loss in MARTIN + OSA to be higher than the $0.15 loss that we expressed prior to this. We will share that with you once we get through the fourth quarter. And that -- as Jim mentioned, we are holding off on new stores for MARTIN + OSA in 2009.

With respect to aerie, aerie essentially was -- had an a nominal loss in the quarter. And it -- was no more dilutive than it was last year. Based on aerie's performance, we continue to be pleased with the assortment. We are expanding categories and we believe that brand continues to have excellent potential. If you look at aerie on an annualized basis which is how we think about it, as it's a new store we only have a new brand, we only have 40 stores that we expect to comp this year in our base. We are essentially break even. So it's a new concept that's really taken off in a strong way.

Brian Tunick - JPMorgan - Analyst

Good luck. Thanks.

Operator

Our next question is coming from Jeff Van Sinderan with B. Riley. Please state your question.

Jeff Van Sinderan - B. Riley & Co. - Analyst

I wonder if you can talk a little bit more about your strategy to turn around the girls business, the initiative that you are undertaking there? In other words what specifically do you think is wrong with that business? How do you fix it? And then also if you can maybe comment on your new head of womens design and are you set in terms of womens merchandising personnel at this point? Thanks.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Well, womens across the board category-wise has been less than acceptable. I think it's pretty obvious. What we have done is we have taken a look and said what is it that we have control over that we are not satisfying the female consumer. And primarily what we are looking at is a mix of what we would call fashion right product as it relates to the American Eagle core essentials which are more basic. And by changing that mix which really was about 80/20, 80% being the core essentials and 20% being a fashion mix, we've now moved that to 60/40. So we've taken a much more stronger stance as it relates to balancing of what we think is fashion right now. That primarily will be in tops as well as in jeans. Our jeans business has been one of the most disappointing categories. We feel that the new spring assortment is actually right on. We have the silhouettes from all the tests that we have run, all the focus groups and so forth that we feel very strongly that we have the right silhouettes, the right washes, all the right finishes through back in the jeans business in a big way.

As it relates to tops, it's a combination of both fashion right as well as price points. And we are -- as we stated earlier, I think we are going to be in a very good place as it relates to our tops and that will improve our UPTs and it will have -- it should have a positive effect on also satisfying some of the demand that's out there from the female consumer. Overall, it's one of these things that you are going to have to take a look at for yourself and you will be able to see it. It's going to be obvious that you won't have to seek and find. The product is going to be front and center. We are very proud of the styling of the product as well as how we price point it and we plan promotions around those key fashion categories that should be very powerful.

As it relates to the head of design, the young woman who is now heading up the design has been with us. It's an internal promotion. She was working in our kid -- 77kids start up. She has very extensive experience in womens. Experience outside of American Eagle as well as womens with American Eagle. She clearly understands what the 15 to 25-year-old young woman, what she wants, and she has the ability to identify and get the assortments right and she works very well with our head of design, LeAnn Nealz and I think they will be a great tandem in repositioning the womens business.

As it relates to our teams, both our design teams and merchant teams in womens we are 100% up to staff. In fact, if anything we have built in some back up talent for the first time. So I'm very pleased to be able to say that.

Jeff Van Sinderan - B. Riley & Co. - Analyst

Good to hear. Thanks and good luck for holiday.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Thank you.

Operator

Our next question is coming from Jeff Klinefelter with Piper Jaffray. Please state your question.

Jeff Klinefelter - Piper Jaffray - Analyst

I wanted to clarify on your new store potential, domestic potential, I think back at your investor meeting you had talked about the approximately 100 new store potential remaining for the American Eagle brand. I thought that was the domestic market and maybe you were including Canada as well. I was just curious, that was the outlook at the time given what's happened in the marketplace you are recalibrating that to be ten this year and ten next year and a capping a little bit lower number. Number one. Number two, are you seeing now as you go through these renewals and look at other deals, do you anticipate the significant number of stores that you are going to be able to renew over the next few years given your store opening cycle in the late '90s that your average cost is going to start coming down, or is the leverage a little different with the developers? Are they leveraging their A-properties against their C-properties to help maintain some rent stability?

Jim O'Donnell - American Eagle Outfitters Inc - CEO

I'll take the first part. When I looked at what new deals are being presented, I'm not seeing a great deal of quality, to tell you the truth, Jeff. And so that's changed some of my thinking somewhat. The other is, I'm taking a little more of a conservative approach as to where we place stores in proximity to existing stores in saying can we really maximize our existing properties without having to go out and expose ourselves to new store locations. So that has had some bit of an effect on the previously stated 100 versus a number that's going to be less than 100. So, yes, my view is a little more conservative as it relates to new. As it relates to remodels, the remodels were really driven by how many lease renewals come up each year and they average anywhere between 35 to 40, 50 max because it all depends on when we've taken these stores. If you think about us opening up 40 to 50 stores a year, every ten years 40 or 50 of those stores are going to come up for renewals. We are very fortunate. Most of our stores are very profitable. And so therefore the renewal percentage is very high. We -- even though we are looking at certain stores now as to whether we want to continue operations but that number is usually very low. And it usually averages somewhere between a low 6 and high of 10 closings a year. That's how that cadence works for both new -- for American Eagle as well as the renewals for existing properties.

Jeff Klinefelter - Piper Jaffray - Analyst

Jim, are you seeing rates come down? Do you have leverage now? We are hearing from a lot of retailers that it's quickly changing. And that your potential to close stores is a leverage point to get those rates down or go to all percent rents.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Yes, let me address it in two different ways. One, as far as the leverage, as a strong brand, we've always had leverage and I don't want to sound self-serving, so we've always negotiated very competitive deals, if you will, with developers. We have a good reputation because of our performance with the developers. We've leveraged on that. Yes, the current economic times have given us some additional leverage. Especially in our renewals. So we are able to take advantage of that. We run right now. There is only one developer that does not give TA and it's not one of the largest developers. We run about 94% of our deals both new and remodels have some sort of tenant allowance or rent abatement within them. Our economics are very competitive and also we leverage as much as we can as it relates to the economics of the deal. Yes, we are -- being a little more selective has also given us additional leverage. And there is a number of vacancies out there right now that developers have to fill and there aren't that many takers. I think aerie and potentially 77kids will give us additional leverage because those two brands especially aerie which we have been very conservative with but we are really going to take the wraps off aerie in 2009. We are not going to be overly aggressive but we've seen signs that tell us this brand can move forward in a very substantial way. And the plan is to get our assortments right for 2009 which we are doing and then get back in a big way in 2010 and going forward with probably about 40 or 50 stores per year to about a 500 store chain for aerie.

77kids. I don't want to get enthusiastic off our early results but they have been favorable and will continue to monitor that. We are getting smarter every day as the consumers are telling us more and more what they like and what they don't like. We will keep a watchful eye on that potential brand launching. And hopefully that will be somewhere around 2010 that we will be able to unwrap that one and roll that out.

We will be able to leverage up on those two brands and MARTIN + OSA, we aren't saying too much about but only because we are being very conservative. Up and through September we were on track to meet our 2008 goals. So we just got sort of side tracked somewhat. I like to think it's a little bit of the economy. I don't like to blame too much on that age-old comment that's been banded around. But we are looking at our assortments and they are quite good. And womens especially. We have big upside in a couple major categories that we are going to push forward and MARTIN + OSA in 2009 and going forward. We will see how that sets up. But on the real estate side, yes, we are in a favorable position. That's the good news. The bad news is we are not opening up that many stores.

Jeff Klinefelter - Piper Jaffray - Analyst

Thank you very much.

Operator

Our next question is coming from Adrienne Tennant with Friedman, Billings, Ramsey.

Adrienne Tennant - Friedman, Billings, Ramsey - Analyst

Along the lines of MARTIN + OSA. Clearly at this point the old metrics are out the window. As you go into '09, how committed have you been to spring inventory from MARTIN + OSA? And then what would be the new go, no go decision? What will be the new metric and in what time frame? Thank you.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Good question. Spring inventories have been committed to and have signed off on and are in the process of being manufactured. We have not deviated. It's still a conservative approach. All in our inventory levels. But we feel they are very appropriate. We've taken some positive steps in accessories where we think there is a huge upside. And we also taken positive steps in men's. We will continue along the same lines with our womens because we have been quite pleased with the results of our womens categories.

The benchmarks, they have been recalibrated but they haven't been recalibrated all that much. We know what the benchmarks are still going to be dollars per-square-foot. We know how much we will reduce the loss in 2009. And it's a very attainable but it's still a very aggressive benchmark. Failure to meet those benchmarks and that is dollars per-square-foot and a dramatic reduction in the loss for 2010 with a move towards break even in 2011. We need to meet those benchmarks, or I'm going to have to make a difficult decision.

Adrienne Tennant - Friedman, Billings, Ramsey - Analyst

And when you -- by 2010 you mean fiscal 2010 so in calendar '09 those benchmarks will be met, the 375 and the, at least run rate break even?

Jim O'Donnell - American Eagle Outfitters Inc - CEO

The 375 will be the minimum dollars per-square-foot. And what we are looking at the overall reduction of our loss for 2009 -- I don't want to give the exact number out but it's fairly substantial.

Adrienne Tennant - Friedman, Billings, Ramsey - Analyst

Great. And if you can help us out, I knew there was a big marketing push. We've seen a lot of it with MARTIN + OSA in the fourth quarter. How much in dollars was that and how much was the marketing budget for MARTIN + OSA be in spring?

Jim O'Donnell - American Eagle Outfitters Inc - CEO

The heavy up for MARTIN + OSA for 2008 fall holiday was $2.5 million. We are looking at the results of that heavy up campaign. It's still early on because we really -- the big measurements will come post Thanksgiving and into the holiday season. And that will be a driver as to what kind of levels we want to put on marketing going forward in 2009.

Adrienne Tennant - Friedman, Billings, Ramsey - Analyst

And the progress there I agree with you, it's definitely noteworthy. Congratulations on that.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Thank you.

Adrienne Tennant - Friedman, Billings, Ramsey - Analyst

Good luck going forward.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Appreciate it. Thank you.

Operator

Our next question is coming from Christine Chen with Needham & Company.

Christine Chen - Needham & Company - Analyst

I wanted to ask with your -- I understand the focus on value pricing given the environment. How do you balance that with perhaps training your customers now to expect sale and not want to buy anything on full price and I know this is something everybody is struggling with these days?

Jim O'Donnell - American Eagle Outfitters Inc - CEO

That's well said. That's a challenge. The old normal is gone. There is a new normal. And we have to establish what that is. It's going to be a combination of price and appropriate product. They go hand in hand. So if we look at appropriate product first and then look at what are the motivators for us to encourage the consumer to purchase is going to be one of our big challenges. I think when you are looking at style, fit and value which is the mantra of the American Eagle brand, you still have to be able to make sure that the product has the, not just the value and not just the style, but also that you have the appropriate quality and fit and you combine all three of those together and I like our chances. But is price going to be important? Absolutely. Do you have to be the lowest price in town? No. I firmly believe that.

The way we will win in our category with our consumer is to make sure that we are styled right and priced right and there are price points that are acceptable in the marketplace. We know that now from over the handful of months that we have been in this promotional mode that have told us what are the motivators, what are the triggers that the consumer will respond to.

Christine Chen - Needham & Company - Analyst

And then I guess if you, as you are looking perhaps lower price points, how do you balance that versus quality if you are now planning to have items at a lower price point?

Jim O'Donnell - American Eagle Outfitters Inc - CEO

You do that by committing earlier. You can give the manufacturers longer lead times so they can give you better costs. It's as simply as it works.

Christine Chen - Needham & Company - Analyst

All right. Thank you and good luck.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Thank you.

Operator

Our next question is coming from Todd Slater with Lazard Capital.

Todd Slater - Lazard Capital - Analyst

Thank you very much. First question, just wondering how, if you would comment on what appears to be larger pieces of the mix that, some higher prices like more sweaters at $69.50 in the mix than we see in the denim at $49.50 and just wondering how that squares with your value proposition and why that may be offsetting some of the IMU pressures elsewhere? Then I was just wondering if you could talk about your new floorset that hit last week that looked improved and curious if you've seen any traction or favorable product read on any part of that new assortment? Then lastly what trends you might be seeing at ae.com in light of what, some slowing in that sector? Thanks.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

ae.com, I will take that first. Our sales cadence continues to be very strong. We are very pleased with our direct business. And that's all I will comment on AE direct. As far as the comment on price points, our jeans are still $29.50, $39.50 and $49.50. In fact, for spring for womens our highest priced jean will be $39.50. Sweaters, when we built the sweater line we felt we would be very competitive. Our sweater line is actually the assortment is wider than it was a year ago. And so therefore we still have very competitive price points. And when we promote sweaters as we have and will actually in our holiday promotional cadence, we actually have a very strong response. So it's our job to experiment with certain price points. It's not that we are raising the overall level. When we have a higher price point than maybe that's normally expected at American Eagle, it's one that we haven't bought in very heavily. When we test the market. We have a markdown cadence built in for it if the consumer doesn't respond and it's also to put a little more make into the product. We will see how that goes. Is it probably the best strategy in an environment that we are currently in? In hindsight probably not. We recognize that and you will see that in our spring assortments in our major categories that are all very competitively priced.

Todd Slater - Lazard Capital - Analyst

Okay. And then in terms of the new floorset?

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Cautious optimism. It's actually, womens for the first time has shown that the consumer has responded. We are still not where we like to be. But we have dramatically reduced some of the weaker categories that are cornerstones. We've made dramatic improvements. Tops, fleece, sweaters, and we've seen improvement in our jeans business. So men's continues to be good. Our men's business has been strong all year. And it still continues to be one of our strengths so far for 2008. And so -- yes, it's been -- there has been a response. It's been positive. But I don't want to get out there and say we are waving any flags just yet. I'm pleased and I think as we move forward we are going to get smarter. I think lessons learned from the second half of '07 through first half, if you will, first three quarters of '08, I think we are going to be a better Company. I think we are going to come into 2009 a much stronger Company. Much more aware of what we need to do. And deliver the appropriateness that the consumer expects in our product. And service.

Todd Slater - Lazard Capital - Analyst

Best of luck this weekend.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Thank you.

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO

Thank you.

Operator

Our next question is coming from Linda Tsai from MKM Partners.

Linda Tsai - MKM Partners - Analyst

Good morning. Joan, could you give us more color on what type of IT initiatives will take place next year and are these a continuation of existing projects or are they new? Then what kind efficiencies or savings can result from these investments?

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO

Well, what we are doing in IT for next year is we are completing our POS implementation project in Canada. That will finish off for us which that has been a very important project for us with respect to understanding providing the customer with an ability to get product from the store. We have an initiative there that we think can be a top line generator. As well as it helps us understand our selling pattern as well as scheduling our payroll around that. So that's an improvement that we expect to see. We are also implementing a merchandise planning initiative that serves our multi-concept brand and multi-format stores within brands. So it's something that helps us provide differentiated assortment for customers based on the uniqueness of how a store sells. Those are two very important initiatives for us. We feel will both drive top line as well as help us in the margin and expense area.

Linda Tsai - MKM Partners - Analyst

In terms of the merchandise planning initiative is this an extension of regionalized assortment planning or a little deeper?

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO

This is a little deeper because what it will help us do is, as you know we have several aerie formats and as we try and make that situation less complicated and enable our planning teams and merchants to provide beyond the assortments for specific areas and specific size store as an example, it will help us buy inventory in a more efficient way for those formats.

Linda Tsai - MKM Partners - Analyst

Great. And then just a follow-up on aerie. In terms of the cost reengineering, how long have you been doing this and what kind of ROI improvement does this create for aerie and then how does that compare to the ROI of AE stores?

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO

aerie is currently, the individual stores are running quite nicely, and annualizing to generate a break even at this stage. What we know about aerie and when you think about aerie you have to think about it more broadly as a concept that has product within the American Eagle store as well. And from that perspective it's a very profitable and very comparable to American Eagle performance. That in and of itself helps us leverage aerie costs.

What we are doing specifically in cost related to aerie are things as the brand gets some scale. We have packaging opportunities. We have really scaled back on some of our new store opening packages because we weren't seeing the ROI that we would have expected and we didn't need to incur those costs to get the run wait that we had hoped to achieve. So it's really about specific cost initiatives within operating the aerie store as well as the packaging and other type of supply costs for aerie.

Linda Tsai - MKM Partners - Analyst

Great. Thanks and good luck.

Judy Meehan - American Eagle Outfitters Inc - VP of IR

We have time for one more question.

Operator

Our last question is coming with Richard Jaffe with Stifel Nicolaus.

Richard Jaffe - Stifel Nicolaus - Analyst

Thanks very much. I guess it's a two part question. Jim, you had mentioned better decision making processes improvement leading to better decisions and just if you could give us some sense what kind of decisions we are talking about here and if there is evidence that we could look for either in stores or in the numbers? Then if we could apply that to aerie as well and a business that is, given its critical mass and distribution through all these channels direct stores and aerie stores could we better understand the accounting to understand why it's break even this year and presumably hopeful for profit next year?

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Sure. First of all, on quicker decisions, we basically looked at how we work in the areas of merchandising, design production, sourcing. Those three categories. And we've taken some of the complexities in the process and streamlined them. We have people working more in what we call a team approach. We brought in some outside assistance and had them take a very clinical look at how we work and why are we consistently behind as it relates to being on a calendar which really is the tool that is the driver for efficiencies within the American Eagle brand as well as our other brands. So the reengineering and the reorganization of the teams and the simplifying of some of the decision making with smaller groups have provided us the efficiencies to make our decisions quicker. We are enablers to get our orders to our manufacturers earlier which gives us a leverage with the manufacturers as it relates to first costs and also provides us the ability to bring the product in the ocean versus having to do the last minute and fly it in at increased rates. That's the simple answer.

It's really been a rather intense initiative that we have been undergoing right now. Actually it started last year and we are now seeing for summer of '09, which we just completed we are totally on calendar. All departments and all orders placed and it's very gratifying. People are working less hours, and being more productive. And we are seeing our turnover decrease dramatically. It's a good thing.

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO

Richard, with respect to aerie, the comment around aerie is aerie as a brand is very profitable. When you look at the volume across all of our channels. We have ae.com. We have the retail stores. And we have standalone stores and we have aerie within the American Eagle store. So overall it is profitable and very consistent with the American Eagle margins. But when you look at the annualized run rate of individual stores and you look at it on a four wall basis that's what we are driving top line and we are also looking to get some more cost efficiencies out of the store to help improve the profitability there.

Richard Jaffe - Stifel Nicolaus - Analyst

So your comment on break even was really just the aerie stores as a stand alone business?

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO

That's correct.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

And the profitable businesses you include all of intimate apparel.

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO

That's correct.

Richard Jaffe - Stifel Nicolaus - Analyst

I'm sorry, can you repeat that, Jim?

Jim O'Donnell - American Eagle Outfitters Inc - CEO

It's a profitable business if you include all of intimate apparel. That would be within the sportswear stores as well as what's in the standalone store's. When we say break even, it's really the 114 stores that we have in the stand alone.

Richard Jaffe - Stifel Nicolaus - Analyst

So 114 stores have the benefit of 1000 stores worth of sourcing and distribution, but have the overhead and cost structure related to those four wall?

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Well said. Yes, exactly right. What we need to do is, as I stated in my comments and Joan has also reiterated is that we have to get greater productivity from the standalones. That is interpreted as we need to take and widen our assortments. We need to flow in product more often and we're going to be doing that. In fact we are doing it now. Our holiday set we are very pleased at some of the early results. And as we look forward into spring, which I had the chance to look at just last evening, we've really come a long way in having wider assortments still within our core elements, the undies and the bras, but we are getting into product within dormwear with some fleece that's very appropriate for the aerie brand that is not duplicated at the American Eagle Sportswear store. Our aerie fit line has been expanded which is very unique that we think has a tremendous upside.

The young consumer in our focus groups on average say we really love the brand. That's a quote. But, the big but is we'd like to see more product. We'd like to see more assortment. That's our challenge and that's what I've charged the group with. And they have done a great job. I have to give them the kudos they deserve. They worked very hard. We have a very small aerie team. Both in design as well as merchandising. They are very talented. A very talented team. We're very proud of them. Betsy Schumacher who heads up, is our Chief Merchant in aerie and has done a terrific job and really I think that our assortment for holiday are very appropriate. And our spring is going to be quite good.

That's why we are looking at -- that's why you hear that tinge of optimism for the aerie brand even though we use terms like break even and so forth. But we are looking at a ongoing 12 months out in front. And all signs from everything we know right now is leading us to be quietly optimistic.

Richard Jaffe - Stifel Nicolaus - Analyst

And did you comment on MARTIN + OSA's contribution or loss this year as well or should we wait for fourth quarter for that?

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO

What I commented on was that we would expect it to be higher than the guidance that was given. But will give you some specifics as we get through fourth quarter.

Richard Jaffe - Stifel Nicolaus - Analyst

Great. Thanks very much, guys.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Thanks.

Judy Meehan - American Eagle Outfitters Inc - VP of IR

Thanks, everyone, for your participation today. And we wish you all a happy holiday.

Operator

This does conclude today's teleconference. You may disconnect your lines that the time and we thank you for your participation.